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                                                                     EXHIBIT 8.1


                      [Letterhead of Mayer, Brown & Platt]



                                  July 31, 2001


Credit Suisse First Boston Corporation
Salomon Smith Barney Inc.
As Representatives of the several Underwriters named in Schedule A to the Terms Agreement referred to below

c/o      Credit Suisse First Boston Corporation
         Eleven Madison Avenue
         New York, NY 10036

Ladies and Gentlemen:

         We have acted as special tax counsel to Comerica Incorporated, a Delaware corporation (the "Company"), and Comerica Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the issuance of $350,000,000 of 7.60% Trust Preferred Securities (the "Preferred Securities") of the Trust pursuant to an Underwriting Agreement, dated as of July 25, 2001 (the "Underwriting Agreement"), incorporated by reference into the Terms Agreement, dated as of July 25, 2001 (the "Terms Agreement"), among the Company, the Trust and Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., as representatives of the several Underwriters named in Schedule A thereto (collectively, the "Underwriters"). Capitalized terms used herein and not defined shall have the respective meanings given such terms in the Underwriting Agreement.

         In rendering the opinions expressed herein, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Underwriting Agreement;
(iv) the Guarantee Agreement, (v) the Indenture; (vi) the Declaration and (vii) the certificates representing the Preferred Securities, the Junior Subordinated Debentures and the Common Securities (collectively, the "Relevant Documents"). In addition, we have examined such other documents, certificates and opinions and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. This opinion is conditioned, among other things, upon the accuracy and completeness of the facts, information and representations contained in the Relevant Documents as of the date hereof. We have assumed that the Junior Subordinated Debentures and the Preferred Securities will be issued in full compliance with the operative documents described in the Prospectus. We have also assumed the authenticity of the Relevant Documents and that all obligations imposed by such documents on the parties thereto



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are or will be enforceable, and have been or will be performed or satisfied in accordance with their terms.

         Based on the facts and assumptions contained in the Prospectus, in our opinion:

                  (i) The Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation;

                  (ii) The Junior Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes; and

                  (iii) Subject to the qualifications and limitations set forth therein, the statements set forth in the Prospectus under the caption "United States Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this Firm in the section captioned "United States Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

         Our opinions expressed herein are limited solely to the federal laws of the United States of America, and we express no opinion herein concerning the laws of any other jurisdiction.

         The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

         This opinion is furnished by us pursuant to Section 5(g) of the Underwriting Agreement and is solely for your benefit and no other person other than the Company and the Trust, which are expressly authorized to rely on this opinion, is entitled to rely hereon and no other use or distribution hereof shall be made without our prior written approval in each such case.


                                Very truly yours,




                                MAYER, BROWN & PLATT